Exhibit 99.2

MEMRY CORPORATION
Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
Page 1

MEMRY CORPORATION CONFERENCE CALL

Moderator:	James Binch
September	9, 2004
10:00	am CT

John Binch:	Thank you very much, operator, and good morning to you all. Welcome to Memry Corporation’s Fourth Fiscal Quarter and Full Year 2004 Earnings conference call.

I’m Jim Binch, president and chief executive officer. I’m joined this morning by Bob Belcher, our senior vice president finance and Administration and our chief financial officer.

Before I begin I need to inform you that this morning’s discussion contains forward-looking statements, which involve known and unknown risks, uncertainties, or other factors not under the company’s control, which may cause actual results, performance, or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include but are not limited to those detailed in the company’s periodic filings with the Securities and Exchange Commission.

I would like to request that those of you who would like to ask questions at the conclusion of my prepared remarks ask no more than two questions at a time to enable as many as would like to address questions to us.

For any reporters who may be on the call, we would ask that you refrain from addressing questions to us during the call. However, following the call both Bob Belcher and I will be available at our main number, which is area code 203-739-1100, to answer any follow-up questions.

MEMRY CORPORATION
Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
Page 2

Now I’ll begin my prepared remarks for this morning.

Revenues for the three months ended June 30 rose 33% to $9.66 million, up from $7.26 million last year, while we reported net earnings of 1,289,000 compared to $36,000 the previous year. On a per share basis the current quarter was equal to $0.05 cents per share compared to nil a year ago.

For the full fiscal year revenues were $34.5 million compared to 34.0 a year ago.

Pre-tax operating income, however, was $3.2 million compared to $2.1 million last year, a 52% improvement.

Fourth quarter and full year net earnings for fiscal 2004 were positively affected by a one-time $350,000 research and development state tax credit.

Revenues during the quarter were somewhat stronger than our previous guidance. Tubular stent volumes increased modestly offsetting a year-over-year decline in wire-based stent components. Shipments of some of our industrial applications maintained their strong pace from the third fiscal quarter, and several new medical applications contributed significantly to the revenue rise.

Once again we were pleased that our manufacturing operations posted healthy yields and all of our product lines allowing us to post a solid improvement in gross margin percentages to just over 40% for the quarter comparable to the previous quarter and significantly higher than a year ago.

Revenues for the year were adversely affected during the first two quarters when one of our large customers appreciably slowed its orders for wire-based

MEMRY CORPORATION
Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
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and tube-based stent components. Fortunately the intense efforts we had made to strengthen our sales pipeline along with our new Website launched in December enabled us to build revenues from new projects from both existing clients and new ones. This resulted in stronger second half revenue results.

Pre-tax operating income rose dramatically due to significant improvements in our overall manufacturing efficiency, most particularly our manufacturer Nitinol tube and wire. Reductions in scrap and other material variances accounted for much of this improvement.

Net income for the year ended June 30, 2004 was $2.4 million or $0.09 per share compared to $8.83 million the previous year of which $6.8 million was attributable to our recognition of a deferred tax asset.

Diluted per share earnings for 2003 were $0.34 per share.

Turning for a moment to some noteworthy recent announcements, we were delighted to reach agreement with Putnam Plastics Corporation for Memry’s acquisition of this leading edge polymer extrusion company. A letter of intent was signed immediately after our year-end. We are optimistic that we will complete this transaction within the next 60 to 90 days at which time we will be able to provide details of this wonderful private company.

Just three weeks ago we made a minority investment in and entered into an exclusive Nitinol substrate project development agreement with Biomer Technology, Ltd., a privately held UK firm with unique and highly promising polymer coating technology applicable for drug (allusion) on medical devices including peripheral stents, most of which new ones are made from Nitinol.

Both of these programs are the result of our focused effort to broaden Memry’s market participation with proprietary technology solutions needed for the next generation of medical devices. This strengthens Memry as a critical solution provider to the world’s major medical device companies.

MEMRY CORPORATION
Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
Page 4

The impact of the Putnam acquisition will be noticeable in both our revenue and earnings immediately upon completion. The Biomer investment on the other hand and the joint development agreement, which represents our commitment to develop coating applications involved in shape-memory alloys, will have a longer term payoff.

In the meantime the outlook for our core Memry business is sound with much better growth than we’ve seen in the past several years. While pricing pressures remain, our operational improvements are expected to keep pace, enabling a more consistent gross margin performance than in the past several years.

Our balance sheet has continued to strengthen every quarter for the past nine quarters with very solid current and quick ratios, constant improvement in our inventory turns, and positive cash flows from operations. This has allowed us to build our cash position to $12.4 million as of June 30 with a record level of working capital, which stood at $16.9 million at year-end.

In summary, fiscal 2004 started on a weak footing but finished very strongly. And we eagerly look forward to an exciting 2005.

We will now take your questions. And I remind you once again that we would ask each questioner to only ask two consecutive questions to give others a turn.

Q:	Great quarter. Good morning, gentlemen.

Jim Binch:	Good morning.

MEMRY CORPORATION
Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
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Q:	With the Q4 operating margins you were able to deliver and the leverage that you just kind of alluded to from operational improvements, going into fiscal year ‘05 will we be able to see some continued leverage in some of your operating expenses and maybe hold these margins at these levels or a little under? And will that be predicated more on volume or pricing as we move into fiscal year ‘05?

Bob Belcher:	I think that looking forward to ‘05 we do anticipate that we’ll be able to hold our manufacturing yields at the levels we’ve been able to reach, which are very healthy for us. And we’re going to continue to face pressure on pricing in certain product lines. But the net effect of all that looking forward is we expect margins in ‘05 to be somewhere around the level that we achieve for the balance of fiscal ‘04.

Q:	Okay. Thank you, Bob.

Jim, you alluded to new applications will be the drivers going into fiscal year ‘05. Could you give us some more details into what some of those new applications may be?

Jim Binch:	I’m going to utilize some terminology that some of you may or may not be familiar with. These are terms that are not in the general domain. But let me see if I can give you an answer on that.

None of these are what we would call major headliners for the trade press. But the new applications include such items as urological guide wires, some very unique floppy coated neurological guide wires for exploration of the brain, microlumen coils and anchoring systems to improve device deployment, thoracic stenting systems, needle systems for a wide variety of surgical applications, cutting blades for discectomy procedures, which, of

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Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
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course, is back surgery, wire forms that’ll be used for knee tissue removal, and assist devices for vertebral plasty procedures in the orthopedic realm, among many others.

If you go through today what we call the engineering development models, which are customer driven programs that are in the development phase, we are engaged in the widest range of new applications that I can remember in my history being associated with shape-memory technology in the medical arena. Many of these most people probably have never heard of.

Robert Belcher:	Just to add on to that a bit. At this point in the lifecycle and development of this product, we can’t tell the revenue potential for a lot of these. I mean, there are some exciting potentials. But as you probably know, in this industry we go through a long cycle of development approvals and commercial launch in Europe and in the United States. But you can’t have very bright future potential revenue growth without these types of development projects. So we’re very enthused about them.

Q:	All right. Well thank you, gentlemen, and again great quarter.

Operator:	Your next caller.

Q:	First of all I want to thank both of you fellows for your effort there in producing a real good quarter here as a shareholder.

And my first question here is in the press release you all put out a couple of days ago you had a sentence here, “The addition of Putnam to Memry’s operations will significantly transform our company.” Now just what do you mean by that? I mean, how is this Putnam thing going to significantly transform Memry?

MEMRY CORPORATION
Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
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Jim Binch:	If you go back to some of the mission statements that we’ve used in the annual report and which we have guided us during the past eight or ten years, our primary call to our customer marketplace has been that we were setting out to become, if not the world leader, one of the world’s leaders in designing, manufacturing and providing solutions associated with shape-memory alloy technology.

The Putnam Plastics acquisition represents a significant broadening of our vistas because we now see in the marketplace extensive use of combinations of materials that were not previously used. We also see that in order to derive critical new solutions that physicians and the commercial markets are seeking, it requires leading technology companies to have skill sets in more than one material science.

Our move here with the Putnam Plastics acquisition and our subsequent minority investment in and program development with Biomer Technology are both polymer related moves for the company that allow us to deal with unique polymer technology requirements of many of these applications as well as the shape-memory alloy requirements.

So we’re opening up our frame of reference very significantly. We are no longer a narrow specialist company. We’re moving to be a critical solution provider with several key material technologies.

Q:	I was in on a conference call, I don’t think the last one, but either one or two ago, and I can tell that the mood here of this press release and also just kind of the sentiment here this morning is things are quite brighter now it seems than several months ago. And it’s just pretty much a function here of being able to get some additional new clients and maybe expand the use of some of your products there. Is that what you would attribute the change in moods to here?

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Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
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Jim Binch:	This is a very good question. I’ll provide part of the answer and I’m going to ask Bob to also comment on your question.

From my perspective we have gained confidence over the course of the past 12 months because the operational manufacturing improvements that have been brought about are indeed sustainable, systemic and can be maintained on a going forward basis. We have had periods in our history where we’ve had very good results from operational and manufacturing operations and then they deteriorated radically. This is the first time that I feel I have the confidence that we really are on top of what needs to be done on an ongoing basis there. So I’m more confident there.

The second reason I’m more confident about the future for the company than I was six or nine months ago is the acceleration of new opportunities with the addition of our new European commercial director, who already is having an impact bringing in new customers with new applications and new products. We have established a beachhead in Asia and Japan and we have a lot going on there where we previously had nothing going on before.

The third element contributing to the brighter outlook for the future is clearly the move we’re making with Putnam Plastics. We’re all very excited about that. It’s a very successful private company and fits exceptionally well with Memry.

Robert Belcher:	I agree with all those. If I look back two or three years, the capabilities of the employees and the staff at the manager and executive levels of Memry are by far the strongest team since I’ve been here. Ultimately that makes the company successful.

MEMRY CORPORATION
Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
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We’ve built a really strong balance sheet. We’re now able to leverage that balance sheet. That’s a result of two or three years of effort. And that gives me confidence.

One final item I’d like to mention is that there have been substantial changes over the last year or two in the composition of Memry’s board of directors. I think our board is now a very proactive aggressive board that is both anticipating and encouraging the company to increase its reach and have a more aggressive outlook as far as our long-term strategy and vision. That’s very supportive for the management team.

Q:	We’re already a couple of months into the first quarter here I guess of the new year, a little bit more. Do you think we’ll do here this quarter what you did last quarter?

Robert Belcher:	We have traditionally and will continue to shy away from making specific predictions. So I won’t comment specifically other than to say that revenue wise the fourth quarter was the best quarter we’ve ever had. It was a record quarter for Memry.

We’re going to try to have quarter-to-quarter improvement. That means first quarter versus last year first quarter, et cetera, et cetera. The whole year for us, as Jim said earlier, looks like a really strong year. But we won’t comment specifically on the first quarter until November when we report it.

Q:	I just had a question about the expanding drill pipe program that you had working with Schlumberger. I haven’t heard any more about that.

Jim Binch:	We have just recently had some dialog with Schlumberger, which was somewhat disappointing. We’ve learned from them within the last two weeks that, while they’ve deemed the project a complete technical success, the

MEMRY CORPORATION
Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
Page 10

demand from the energy operating companies for this type of completion technology has abated dramatically with the result that they decided for now to refrain from a commercial launch program. They’ve advised us that, when and if circumstances change, they would bring it into the marketplace.

There were some complications with a competing technology by another company that actually stuck a couple of wells that got a lot of notoriety. It was associated with expandable casing pipe. Apparently there is a virulent debate right now within the energy operating company, the completion teams, as to whether or not this is yet proven technology or not proven technology.

While they were all leaping on it initially, now they’ve gotten very cautious. Because of that Schlumberger has decided not to do a rollout yet. But they consider it a successful technical success. That’s unfortunately where we are with that.

Q:	One of the reasons I asked is the Canadian tar sands area they’re doing some horizontal drilling of multiple pipe. And it seemed like your product might be perfect for that.

Jim Binch:	Actually maybe that’s an area that I should suggest it. Go up to Syncrude, Suncore, and others.

Q:	Exactly.

Jim Binch:	Yeah.

Q:	I’ll talk to you later about it.

Jim Binch:	Okay.

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Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
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Q:	Thank you.

Jim Binch:	Thanks.

Q:	Recently Guidant announced FDA approval of a stent for carotid arteries. Could you comment on the implications for you of that, if any?

Jim Binch:	This is the first U.S. FDA approved combined carotid artery stenting approval for any company. It combines the use of their own proprietary embolic protection filtering system together with the carotid stenting operation. We are a provider of the Nitinol tubing to Guidant for a variety of applications inclusive of this area.

It is yet to be determined what the magnitude of the impact will be on our business simply because this is not a procedure that has been widely practiced in the United States market. The surgeons are going to have to learn how to do it. There’ll be a lot of proctoring involved again. There’ll be a lot of supervision, making sure that the follow-ups and so forth are going. So I would expect, as with any completely new procedure introduction in the U.S. market for implantables, that it’s a gradual rise, not a boomer.

But if it becomes very significant, we’ll learn that quickly. But I don’t expect that in the short term.

Q:	Gentlemen, I’m going to ask kind of a personal question here. And if you don’t want to answer, I guess you won’t. But my question is does either of you gentlemen plan to buy stock.

Jim Binch:	Bob’s going to answer that for all of the board and all of the senior management.

MEMRY CORPORATION
Moderator: James Binch
9-09-04/10:00 am CT
Confirmation #9837329
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Robert Belcher:	I can answer that because I have to deal with that regularly in my position. And the answer to that is as a public company the insiders in Memry, which include all our officers, directors, as well as other people, have very strict limitations on when we’re allowed to trade (i.e., buy or sell Memry stock).

Normally we would be able to do that 48 hours after we announce earnings. But at this point in time because we have not announced any details on the Putnam acquisition and because those details would be deemed material, we won’t be able to do anything until we complete that. Once we complete the first quarter, which is coming up for us pretty soon, we wouldn’t be able to purchase until we announce that. Yesterday I informed our board and officers that it’s unlikely that we would be able to trade Memry stock in any form until some time in November.

So the answer is no, we cannot.

John Binch:	Although we’d certainly like to.

Q:	Okay. All right. Thank you.

Operator	Mr. Binch, are there any closing remarks?

John Binch:	I don’t have any specific closing remarks other than the fact that I thank every one of you for joining the conference call this morning.

We look forward to the next event, which will hopefully in fact will be the completion of the closing of the acquisition of Putnam Plastics at which point the details of this transaction will be made known to you all and then thereafter the completion of the quarter, so expect to visit with you all again at our earnings conference call, which we expect to be early November for the first quarter conference call. And thank you very much for attending this morning.

END